Exhibit 99.1

Revolve Group Announces Second Quarter 2025 Financial Results

Los Angeles, CA – August 5, 2025 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the second quarter ended June 30, 2025.

Co-Founder and Co-CEO Commentary

“We delivered strong second quarter results, highlighted by 9% growth in net sales year-over-year, 10% growth in operating income year-over-year, our highest Adjusted EBITDA margin in three years, and our highest operating cash flow for any second quarter in the past four years,” said co-founder and co-CEO Mike Karanikolas. “I am especially proud of the team for delivering the strong second quarter results within such a volatile environment and amidst all the macro uncertainty surrounding tariff policy announcements in early April.”

“Our ability to deliver profitable growth and market share gains in the second quarter, while at the same time continuing to invest in exciting long-term growth drivers, is a true reflection of the platform we have built, our operating excellence, and the team’s ability to execute,” said co-founder and co-CEO Michael Mente. “Importantly, our healthy cash flow generation gives us the capacity to continue to invest in exciting initiatives such as AI enhancements, developing new owned brands, physical retail exploration, and category expansion that collectively have the potential to accelerate our profitable growth and market share gains for years to come.”

Second Quarter 2025 Financial Summary

	Three Months Ended June 30,
	2025	2024	YoY Change
	(in thousands, except percentages)
Net sales	$308,971	$282,456	9%
Gross profit	$167,062	$152,606	9%
Gross margin	54.1%	54.0%
Net income	$10,011	$15,377	(35%)
Adjusted EBITDA (non-GAAP financial measure)	$22,887	$20,474	12%
Net cash provided by operating activities	$12,620	$(24,669)	NM
Free cash flow (non-GAAP financial measure)	$9,607	$(26,653)	NM

NM - Not meaningful

Operational Metrics

	Three Months Ended June 30,
	2025	2024	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,743	2,577	6%
Total orders placed	2,424	2,271	7%
Average order value	$300	$306	(2%)

Additional Second Quarter 2025 Metrics and Results Commentary

•
Trailing 12-month active customers grew to 2,743,000 as of June 30, 2025, an increase of 6% year-over-year.
•
Net sales were $309.0 million, a year-over-year increase of 9%.
•
Gross profit was $167.1 million, a year-over-year increase of 9%.
•
Gross margin was 54.1%, an increase of 4 basis points year-over-year. The increase primarily reflects a higher mix of Owned Brand net sales that carry higher margins than third-party brands, partially offset by a lower mix of full price sales year-over-year.
•
Fulfillment costs were $9.8 million, or 3.2% of net sales, compared to $9.3 million, or 3.3% of net sales, in the second quarter of 2024. The increased fulfillment efficiency year-over-year as a percentage of net sales primarily reflects a lower proportion of returned purchases, partially offset by a decrease in average order value.
•
Selling and distribution costs were $53.8 million, or 17.4% of net sales, compared to $50.4 million, or 17.9% of net sales, in the second quarter of 2024. The increased efficiency year-over-year as a percentage of net sales primarily reflects a lower proportion of returned purchases and lower shipping rates year-over-year, partially offset by a decrease in average order value.
•
Marketing costs were $47.1 million, or 15.2% of net sales, compared to $43.0 million, or 15.2% of net sales, in the second quarter of 2024.
•
Income from operations was $18.0 million, a year-over-year increase of 10%.
•
Other expense (income) was $2.9 million recorded in other expense, a decrease of $7.2 million year-over-year compared to $4.3 million recorded in other income in the second quarter of 2024. The swing from other income to other expense year-over-year primarily reflects a $2.8 million year-over-year increase in losses from foreign currency exchange and a non-cash charge of $2.4 million in the second quarter of 2025 related to the disposal of a subsidiary, as compared to a bargain purchase gain of $1.9 million related to the acquisition of the same subsidiary in the second quarter of 2024.
•
The effective tax rate was 33.7%, an increase of approximately 8 points from 25.7% in the second quarter of 2024. The increased effective tax rate primarily reflects certain discrete tax items recorded in the second quarter of 2025 that the company had previously expected to be reflected in its tax provision for the third quarter of 2025.
•
Net income was $10.0 million, a decrease from $15.4 million in the second quarter of 2024, primarily due to the significant year-over-year decrease in other income and the increased effective tax rate as described above.
•
Adjusted EBITDA was $22.9 million, a year-over-year increase of 12% that primarily reflects a year-over-year increase in net sales and gross profit combined with increased year-over-year efficiency in our selling and distribution and fulfillment costs, partially offset by increased general and administrative expenses year-over-year.
•
Diluted earnings per share (EPS) was $0.14, a decrease from $0.21 in the second quarter of 2024, primarily due to the significant year-over-year decrease in other income and the increased effective tax rate as described above.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $268.4 million, a year-over-year increase of 9%.
•
FWRD segment net sales were $40.6 million, a year-over-year increase of 10%.
•
Domestic net sales were $241.6 million, a year-over-year increase of 7%.
•
International net sales were $67.3 million, a year-over-year increase of 17%.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $12.6 million for the quarter and $57.8 million for the six months ended June 30, 2025, a year-over-year increase of $44.1 million, or 321%, compared to the six months ended June 30, 2024.
•
Free cash flow was $9.6 million for the quarter and $52.4 million for the six months ended June 30, 2025, a year-over-year increase of $42.4 million, or 424%, compared to the six months ended June 30, 2024.

•
Stock repurchases were $1.7 million for the second quarter ended June 30, 2025, exclusive of broker fees and excise taxes. The company repurchased 92,583 shares of its Class A common stock during the second quarter at an average cost of $18.78 per share. $55.9 million remained available under the company's $100 million stock repurchase program as of June 30, 2025.
•
Cash and cash equivalents: The strong cash flow generation has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of June 30, 2025 were $310.7 million, an increase of $9.9 million, or 3%, from $300.8 million as of March 31, 2025, and an increase of $66.0 million, or 27%, from $244.7 million as of June 30, 2024. Our balance sheet as of June 30, 2025 remains debt free.
•
Inventory as of June 30, 2025 was $221.0 million, a decrease of $13.3 million, or 6%, year-over-year, from the inventory balance of $234.3 million as of June 30, 2024.

Additional trend information regarding Revolve Group’s second quarter of 2025 financial results and operating metrics is available in the Q2 2025 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations

Results Since the End of the Second Quarter of 2025

Net sales in July 2025 increased approximately 7% year-over-year.

2025 Business Outlook

Based on information available to us as of August 5, 2025, we are providing the following guidance for the full year ending December 31, 2025 and the third quarter ending September 30, 2025.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility. Importantly, our outlook for gross margin is based on the current level of tariffs as of August 5, 2025 and our estimate of the impact of mitigating activities that we are currently undertaking or will undertake. However, actual gross margin will be particularly susceptible to variability based on the timing and level of tariffs that will ultimately be in effect during relevant periods, as well as the potential impact from mitigating activities that we are undertaking or may undertake.

	Updated FY 2025 Outlook	Prior FY 2025 Outlook
Gross margin	52.1% to 52.6%	50.0% to 52.0%
Fulfillment expenses	3.1% to 3.2% of net sales	3.0% to 3.2% of net sales
Selling and distribution expenses	17.2% to 17.5% of net sales	17.2% to 17.5% of net sales
Marketing expenses	14.8% to 15.0% of net sales	14.9% to 15.1% of net sales
General and administrative expenses	$152 million to $154 million	$154 million to $157 million
Effective tax rate	28% to 29%	27% to 28%

Third Quarter 2025 Outlook
Gross margin	51.2% to 51.7%
Fulfillment expenses	3.2% of net sales
Selling and distribution expenses	17.5% of net sales
Marketing expenses	14.5% of net sales
General and administrative expenses	$38.5 million

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 596-4144 within the United States or (646) 968-2525 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, market share gains and business initiatives, and our outlook for the third quarter and full year of 2025. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business, the effects of tariffs and our efforts to mitigate such effect; operating results and financial condition; demand for our products; supply chain challenges; inflationary pressures; wars and conflicts in Ukraine/Russia, Israel/Gaza and the Middle East; other geopolitical tensions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2025, which we expect to file with the SEC on August 5, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through

FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Jennifer Walker

revolve@walkerdrawas.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$308,971	$282,456	$605,680	$553,037
Cost of sales	141,909	129,850	284,332	258,929
Gross profit	167,062	152,606	321,348	294,108
Operating expenses:
Fulfillment	9,828	9,272	19,186	18,665
Selling and distribution	53,794	50,442	103,750	98,880
Marketing	47,109	42,961	89,511	84,340
General and administrative	38,328	33,496	76,210	66,460
Total operating expenses	149,059	136,171	288,657	268,345
Income from operations	18,003	16,435	32,691	25,763
Other expense (income), net	2,913	(4,271)	2,020	(9,592)
Income before income taxes	15,090	20,706	30,671	35,355
Provision for income taxes	5,079	5,329	9,254	9,105
Net income	10,011	15,377	21,417	26,250
Less: Net loss attributable to non-controlling interest	150	—	563	—
Net income attributable to Revolve Group, Inc. stockholders	$10,161	$15,377	$21,980	$26,250
Earnings per share of Class A and Class B common stock:
Basic	$0.14	$0.22	$0.31	$0.37
Diluted	$0.14	$0.21	$0.30	$0.37
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,283	70,833	71,270	70,880
Diluted	71,898	71,544	72,085	71,538

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$310,716	$256,600
Accounts receivable, net	19,352	10,338
Inventory	221,011	229,244
Income taxes receivable	1,151	1,195
Prepaid expenses and other current assets	61,949	63,711
Total current assets	614,179	561,088
Property and equipment (net of accumulated depreciation of $24,166 and $22,230 as of June 30, 2025 and December 31, 2024, respectively)	10,406	8,937
Right-of-use lease assets	33,149	36,259
Intangible assets, net	2,170	2,294
Goodwill	2,042	2,042
Other assets	24,116	18,067
Deferred income taxes	36,860	36,860
Total assets	$722,922	$665,547
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$56,190	$45,098
Income taxes payable	—	4
Accrued expenses	44,229	38,524
Returns reserve	75,486	69,661
Current lease liabilities	9,932	9,066
Other current liabilities	40,899	33,744
Total current liabilities	226,736	196,097
Non-current lease liabilities	27,599	31,665
Total liabilities	254,335	227,762
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 40,361,953 and 39,699,150 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	40	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of June 30, 2025 and December 31, 2024; 30,918,796 and 31,501,330 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	31	32
Additional paid-in capital	136,006	133,046
Retained earnings	332,510	305,070
Non-controlling interest	—	(403)
Total stockholders’ equity	468,587	437,785
Total liabilities and stockholders’ equity	$722,922	$665,547

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$21,417	$26,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,388	2,518
Rental product depreciation	775	107
Equity-based compensation	5,057	4,653
Loss on disposal of subsidiary	2,425	—
Bargain purchase gain	—	(1,883)
Changes in operating assets and liabilities:
Accounts receivable	(9,014)	(5,144)
Inventories	7,281	(27,988)
Income taxes receivable	44	996
Prepaid expenses and other current assets	1,774	(9,462)
Other assets	(5,660)	(275)
Accounts payable	11,625	14,992
Income taxes payable	(4)	1,269
Accrued expenses	5,862	(330)
Returns reserve	5,825	8,278
Right-of-use lease assets and current and non-current lease liabilities	75	(266)
Other current liabilities	7,895	7
Net cash provided by operating activities	57,765	13,722
Investing activities:
Purchases of property and equipment	(3,986)	(2,782)
Purchases of rental product	(1,368)	(937)
Cash divested upon disposal of subsidiary	(1,657)	—
Cash paid for acquisition	—	(427)
Net cash used in investing activities	(7,011)	(4,146)
Financing activities:
Proceeds from the exercise of stock options, net of tax withholdings on share-based payment awards	(357)	(32)
Repurchases of Class A common stock	(1,741)	(10,018)
Net cash used in financing activities	(2,098)	(10,050)
Effect of exchange rate changes on cash and cash equivalents	5,460	(238)
Net increase in cash and cash equivalents	54,116	(712)
Cash and cash equivalents, beginning of period	256,600	245,449
Cash and cash equivalents, end of period	$310,716	$244,737
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$8,623	$6,867
Operating leases	$5,761	$4,585
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$6,096	$7,180

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales	2025	2024	2025	2024
REVOLVE	$268,421	$245,535	$522,816	$475,124
FWRD	40,550	36,921	82,864	77,913
Total	$308,971	$282,456	$605,680	$553,037

Cost of sales
REVOLVE	$118,481	$107,640	$234,091	$209,557
FWRD	23,428	22,210	50,241	49,372
Total	$141,909	$129,850	$284,332	$258,929

Gross profit
REVOLVE	$149,940	$137,895	$288,725	$265,567
FWRD	17,122	14,711	32,623	28,541
Total	$167,062	$152,606	$321,348	$294,108

The following table lists net sales by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
United States	$241,623	$225,057	$480,866	$444,190
Rest of the world	67,348	57,399	124,814	108,847
Total	$308,971	$282,456	$605,680	$553,037

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except average order value and percentages)
Gross margin	54.1%	54.0%	53.1%	53.2%
Adjusted EBITDA	$22,887	$20,474	$42,186	$33,741
Free cash flow	$9,607	$(26,653)	$52,411	$10,003
Active customers	2,743	2,577	2,743	2,577
Total orders placed	2,424	2,271	4,732	4,494
Average order value	$300	$306	$298	$302

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and six months ended June 30, 2025 and 2024 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net income	$10,011	$15,377	$21,417	$26,250
Excluding:
Other expense (income), net	2,913	(4,271)	2,020	(9,592)
Provision for income taxes	5,079	5,329	9,254	9,105
Depreciation and amortization	1,370	1,175	2,388	2,518
Equity-based compensation	2,304	2,094	5,057	4,653
Transaction costs(1)	60	325	900	325
Non-routine items(2)	1,150	445	1,150	482
Adjusted EBITDA	$22,887	$20,474	$42,186	$33,741

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)

Non-routine items in the three and six months ended June 30, 2025 primarily represent an accrual for certain pending legal matters. Non-routine items in the three and six months ended June 30, 2024 represent an accrual and a charge for a previously disclosed and settled legal matter.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and six months ended June 30, 2025 and 2024 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by (used in) operating activities	$12,620	$(24,669)	$57,765	$13,722
Purchases of property and equipment	(2,207)	(1,047)	(3,986)	(2,782)
Purchases of rental product	(806)	(937)	(1,368)	(937)
Free cash flow	$9,607	$(26,653)	$52,411	$10,003
Net cash used in investing activities	$(4,670)	$(2,411)	$(7,011)	$(4,146)
Net cash used in financing activities	$(1,567)	$(1,786)	$(2,098)	$(10,050)